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                                                                    EXHIBIT 99.1


                     DELTA AIR LINES ANNOUNCES COMPLETION OF
             EUROPEAN ENHANCED EQUIPMENT TRUST CERTIFICATE OFFERING

ATLANTA, Jan. 11, 2002 -- Delta Air Lines (NYSE: DAL) today announced that it completed on December 28, 2001, the sale in a private placement of $730.5 million principal amount of European Enhanced Equipment Trust Certificates, Series 2001-2. The certificates have a final maturity date of December 18, 2011, bear interest at variable rates ranging from LIBOR plus 1.70 percent to LIBOR plus 2.90 percent, payable quarterly, and are secured by 19 Delta-owned aircraft, consisting of 11 Boeing 737-800 aircraft, four Boeing 767-300ER aircraft and four Boeing 777-200ER aircraft. The net proceeds of the sale are available to Delta for general corporate purposes.

         The securities offered will not be, and have not been, registered under the Securities Act of 1933 in reliance upon one or more exemptions from registration and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Delta Air Lines, the world's second largest carrier and the leading U.S. airline across the Atlantic, offers more than 5,350 flights each day to 414 destinations in 73 countries on Delta, Delta Express, Delta Shuttle, Delta Connection carriers and Delta's worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please go to delta.com.

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